UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 27, 2018

(Date of earliest event reported)

CELLECTAR BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36598	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3301 Agriculture Drive, Madison, Wisconsin 53716

(Address of principal executive offices)

(608) 441-8120

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 27, 2018, Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named therein (the “Representative”). Pursuant to the Underwriting Agreement, the Company agreed to sell to the Representative 815,000 shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”), 1,114 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) convertible into 2,785,000 shares of Common Stock and Series E warrants (the “Warrants”) to purchase 3,600,000 shares of Common Stock. The public offering price of a share of Common Stock together with a Warrant to purchase one share of common stock was $4.00. The public offering price of a share of Series C Preferred Stock, each of which is convertible into 2,500 shares of Common Stock, together with a Warrant to purchase 2,500 shares of common stock was $10,000. The Warrants have an exercise price of $4.00 per share, and are exercisable for five years from the date of issuance.

In addition, pursuant to the Underwriting Agreement, the Company granted the Representative a 45 day option to purchase up to 540,000 additional shares of Common Stock and Warrants to purchase up to 540,000 shares of Common Stock. The option was exercised in full on July 30, 2018. The net proceeds to the Company, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company will be approximately $15 million.

The Common Stock, Series C Preferred Stock and Warrants were offered by the Company pursuant to a Registration Statement on Form S-1 filed on June 15, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (File No. 333-225675), and an additional registration statement filed on July 26, 2018 pursuant to Rule 462(b) under the Act (File No. 333-226374).

The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Underwriting Agreement, the Company and its directors and officers agreed, subject to certain exceptions, not to offer, issue or sell any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of ninety (90) days following July 31, 2018 without the prior written consent of the Representative.

The foregoing summaries of the Underwriting Agreement, Series C Preferred Stock and Warrants do not purport to be complete and are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the closing of the offering on July 31, 2018 discussed in Item 1.01 above, on July 27, 2018, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred (the “Certificate of Designation”) with the Secretary of State of the State of Delaware.

With certain exceptions, as described in the Certificate of Designation, the shares of Series C Preferred Stock have no voting rights. However, as long as any shares of Series C Preferred Stock remain outstanding, the Certificate of Designation provides that the Company shall not, without the affirmative vote of holders of a majority of the then outstanding shares of Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Certificate of Designation, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series C Preferred Stock, (c) increase the number of authorized shares of Series C Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

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Item 8.01	Other Events

On July 31, 2018, the Company issued a press release announcing the closing of its underwritten public offering. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

Based on information from our transfer agent, American Stock Transfer & Trust Company, following the completion of the offering, as of 4:00 p.m. New York City time on July 31, 2018, the Company had outstanding 3,402,825 shares of Common Stock (which includes 247,500 shares of Common Stock issued upon conversion of shares of the Series C Preferred Stock) and 1,015 shares of Series C Preferred Stock.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	Filing Date	Exhibit No.
1.1	Form of Underwriting Agreement	S-1	July 18, 2018	1.1
3.1	Form of Certificate of Designation of Series C Preferred Stock	S-1	July 18, 2018	3.11
4.1	Form of Series E Common Stock Purchase Warrant	S-1	July 18, 2018	4.5
4.2	Form of Series C Preferred Stock Certificate	S-1	July 18, 2018	4.6
4.3	Form of Warrant Agency Agreement	S-1	July 18, 2018	4.7
99.1	Press release dated July 31, 2018 titled “Cellectar Biosciences Announces Closing of $16.56 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option”*

*	Filed herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2018	CELLECTAR BIOSCIENCES, INC.

	By:	/s/ Brian Posner
		Name:	Brian Posner
		Title:	Chief Financial Officer

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